NEWS RELEASE
Cone Mills Corporation
Greensboro, NC 27415




                                                           For Immediate Release
Contact:
Gary L. Smith                                              W. Scott Wenhold
Executive Vice President and CFO                           Treasurer
336.379.6220                                               336.379.6220


          Cone Mills Corporation Announces First Quarter 2003 Earnings

         Greensboro, NC - April 24, 2003 -- Cone Mills Corporation (NYSE:COE) today announced net income of $1.8 million or $.03 per share after preferred dividends for the first quarter of 2003. By comparison, Cone reported net income of $1.4 million or $.02 per share after preferred dividends for the first quarter of 2002.

Net sales for the first quarter of 2003 were down by 3.4% to $102.3 million from $105.8 million in the first quarter of 2002. The decrease was a result of lower sales volume in both the commission finishing and decorative fabrics segments. Outside sales for the commission finishing segment were down 21.3% to $10.5 million. First quarter sales for the decorative fabrics segment were $7.4 million, down 28.5% from the first quarter of 2002. Both business segments continue to struggle with weak market conditions. Denim sales for the first quarter of 2003 were $84.3 million, an increase of 2.7% over the comparable 2002 quarter. The increase in denim sales was a result of a more value-added product mix since unit volume was up only marginally on a quarter-over-quarter comparison.

Gross profit for the first quarter of 2003 was $13.8 million or 13.5% of sales, as compared with the first quarter of 2002 results of $14.3 million or 13.5% of sales.

Operating income for the denim segment was $7.7 million in the first quarter of 2003, as compared to $5.8 million in the first quarter of 2002. Despite lower volume, the commission finishing segment broke even on an operating income basis, resulting from a continued focus on operating efficiencies as the home fashions industry continues to experience extremely difficult market conditions. The decorative fabrics segment had an operating loss of $0.9 million, again reflecting poor market conditions within the industry and increased costs related to the refocus of its product line.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $9.9 million for the first quarter of 2003. Including Cone's pro rata share of Parras Cone's results, EBITDA for the first quarter of 2003 was $12.5 million. For the first quarter of 2002, the comparable EBITDA was $11.7 million and $13.0 million, respectively.

Strategic Update

According to John L. Bakane, CEO, "For several years, Cone has followed a strategy of retrenching into sustainable businesses in which it has a leadership position, getting the right people in leadership positions and attracting capital to fund its expansion into low-cost denim manufacturing platforms. The successful execution of the first two strategic initiatives was confirmed last year by posting our first solid, profitable year since 1994. However, we have consistently held that the implementation of our strategy is incomplete without the attraction of capital for migration into lower cost denim platforms in this hemisphere.
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Cone's first quarter 2003 net income increased from the previous year but underperformed our plan. Following five quarters of solid performance, we now see structural weaknesses in the U.S. economy weighing more heavily upon our outlook. Despite the deteriorating economic outlook and continued apprehension in textile credit markets, opportunities are evolving that may better fit our needs for expansion of regional low-cost denim capacity. For these reasons we have made three decisions:

1) We are evaluating several new options for expanding Cone's low-cost denim capacity, which is the strategy that drives our recapitalization process.

2) We do not believe that the recapitalization plan outlined in our January 17, 2003 announcement will meet our evolving strategic financing needs. WL Ross & Co. LLC, who agreed to provide guarantees for new funds in the recapitalization, remains supportive of Cone, and we plan to continue to work with Mr. Ross as we reevaluate our requirements. Meanwhile, we are negotiating loan agreement extensions to provide Cone with flexibility.

3) We are deferring our annual meeting until the middle of the year when we expect to be in a position effectively and efficiently to submit matters related to an updated recapitalization plan to shareholders for consideration."

Mr. Bakane added: "We are very sensitive to the gap between the optimistic, conventional wisdom being pandered in today's retail capital markets and our own economic and strategic assessments. Nonetheless, we believe it is far more appropriate to deal with the rapidly changing facts, respond adeptly, and be transparent to our stakeholders, rather than to try to appear that we are smarter than the next guy. So far, knowing our limitations has kept us focused. Personally, I continue to trust in the collective judgment of down-to-earth, experienced Cone associates to outperform!"

Outlook

Gary L. Smith, CFO, commented, "The $.03 per share was below our expectations for the first quarter of 2003. The lower than expected results were due primarily to weaker than expected sales in all of Cone's business segments. War-related uncertainty and a weak economy had a negative effect on retail sales, resulting in cautious buying and shipping decisions by our customers. As a result of weak economic conditions coupled with higher cotton costs and a possible need to adjust our denim operating schedules to maintain prudent inventory levels, our present expectation for the second quarter is breakeven net income to a small loss before any charges associated with extension of our lending agreements or the resolution of outstanding Equity Appreciation Rights ("EARS") granted to our lenders in 2001. The economic environment surrounding retail decisions is simply too uncertain to provide guidance for the full year other than to note that mill inventories have increased substantially, cotton costs will be higher in the second half of 2003, and no one is able to predict whether SARS will have an impact upon sourcing decisions."

Balance Sheet Recap

Mr. Smith further commented, "As a result of the deterioration in the general economy and the change in our outlook for 2003, we are working with our lenders to extend the May 30, 2003 maturity on our credit agreement and senior note. Although we expect to obtain an extension to August 2004 with similar terms and conditions to our existing agreements, no firm agreement is yet in place. In January 2003, we announced that we had entered into a letter of intent with a fund managed by WL Ross & Co. LLC to support a recapitalization plan that would provide the funds to allow Cone to execute its expansion strategy. As noted at the time, the plan was subject to a number of contingencies and
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


conditions. Given the change in Cone's operating outlook and certain evolving opportunities to potentially acquire existing low-cost denim manufacturing capacity, it is likely that the eventual recapitalization plan will differ from the January proposal. Wilbur Ross has affirmed that he remains supportive of Cone and its strategy to acquire low-cost denim capacity in Latin America and will work with the company to find a capital structure solution that allows it to realize its strategy.

Our lenders have verbally indicated they will seek to exercise their EARS as part of the credit extension. The value of the EARS is calculated as 10% of Cone's equity value. Based upon the common stock price of the company for the past 45 days, the indicated payment would be approximately $4.5 million. As a part of the extension, we are working with our lenders to reach a mutually agreeable resolution to the EARS including the possibility of paying the EARS or a portion thereof in common stock. Cone expects to recognize a charge for the EARS in its second quarter financial statements.

Cone averaged in excess of $25 million of availability under its revolving credit facility in the first quarter of 2003, and under the proposed terms of the extended lending agreements, we would continue to maintain balance sheet liquidity of approximately $20 million."

A conference call to discuss first quarter 2003 earnings will be held at 11:00 a.m. eastern time on April 24, 2003. All persons interested in accessing the conference call may do so via our website http://www.cone.com.

Founded in 1891, Cone Mills Corporation, headquartered in Greensboro, NC, is the world's largest producer of denim fabrics and the largest commission printer of home furnishings fabrics in North America. Manufacturing facilities are located in North Carolina and South Carolina, with a joint venture plant in Coahuila Mexico.

         The matters disclosed in the foregoing release include forward-looking statements. These statements represent Cone's current judgment on the future and are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Such factors include, without limitation:

          o the demand for textile products, including Cone's products, will vary with the U.S. and world business cycles, imbalances between consumer demand and inventories of retailers and manufacturers and changes in fashion trends,

          o    the highly  competitive  nature of the textile  industry  and the
               possible  effects  of  reduced  import   protection,   free-trade
               initiatives and retaliatory measures in trade disputes,

          o the unpredictability of the cost and availability of cotton, Cone's principal raw material, and other manufacturing costs,

          o Cone's relationships with Levi Strauss as its major customer including its sourcing practices,

          o Cone's ability to attract and maintain adequate capital to fund operations and strategic initiatives,

          o increases in prevailing interest rates, o Cone's ability to complete a refinancing transaction, and

          o the effect on Cone' sales and markets of events such as the events of September 11, 2001.

         For a further description of these risks, see Cone's 2002 Form 10-K, "Item 1. Business -Competition, - Raw Materials and - Customers" and "Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition - Overview." Other risks and uncertainties may be described from time to time in Cone's other reports and filings with the Securities and Exchange Commission.
http://www.cone.com
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



                     CONE MILLS CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                         Thirteen          Thirteen
                                                                        Weeks Ended       Weeks Ended
                                                                          3/30/03           3/31/02
-----------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)
Net Sales                                                                $  102,264        $  105,820
Cost of Goods Sold                                                           88,465            91,515
                                                                      -------------------------------------
Gross Profit                                                                 13,799            14,305
Selling and Administrative                                                    8,683             7,629
                                                                      -------------------------------------
Income from Operations                                                        5,116             6,676
Interest Expense - Net                                                      ( 3,570 )         ( 4,290 )
Other                                                                         ( 318 )           ( 465 )
                                                                      -------------------------------------
Income from Operations before Income Tax Expense
    and Equity in Earnings (Losses) of Unconsolidated Affiliates              1,228             1,921
Income Tax Expense                                                              408               434
                                                                      -------------------------------------
Income from Operations before Equity in Earnings (Losses)
    of Unconsolidated Affiliates                                                820             1,487
Equity in Earnings (Losses) of Unconsolidated Affiliates                        981              ( 47 )
                                                                      -------------------------------------
Net Income                                                               $    1,801        $    1,440
                                                                      -------------------------------------

Income Available to Common Stockholders                                  $      825        $      408
                                                                      -------------------------------------

Earnings per Share - Basic and Diluted                                   $     0.03        $     0.02
                                                                      -------------------------------------

Weighted-Average Common Shares Outstanding
    Basic                                                                    25,758            25,667
                                                                      -------------------------------------
    Diluted                                                                  25,998            26,010
                                                                      -------------------------------------

                     CONE MILLS CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)
                                                                          3/30/03           3/31/02
-----------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)
ASSETS
    Current Assets
      Cash                                                               $    2,889        $      294
      Accounts receivable - net                                              31,659            41,166
      Inventories                                                            54,786            60,334
      Other current assets                                                    2,017             3,591
                                                                      -------------------------------------
         Total Current Assets                                                91,351           105,385

    Investments in and Advances to Unconsolidated Affiliates                 54,594            51,358
    Other Assets                                                             30,254            24,215
    Property, Plant and Equipment                                           144,790           159,664
                                                                      -------------------------------------
                                                                         $  320,989        $  340,622
                                                                      -------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
      Current maturities of long-term debt                               $   49,905        $   81,720
      Accounts payable and accrued liabilities                               48,633            48,440
                                                                      -------------------------------------
         Total Current Liabilities                                           98,538           130,160

    Long-Term Debt                                                           99,130            98,686
    Deferred Items                                                           29,171            24,926
    Stockholders' Equity                                                     94,150            86,850
                                                                      -------------------------------------
                                                                         $  320,989        $  340,622
                                                                      -------------------------------------
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



                     CONE MILLS CORPORATION AND SUBSIDIARIES
                       SELECTED SEGMENT OPERATING RESULTS
                                 (in thousands)

                                                                          Thirteen          Thirteen
                                                                        Weeks Ended       Weeks Ended
                                                                          3/30/03           3/31/02
-----------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)
Net Sales
    Denim                                                                $   84,495        $   82,115
    Commission Finishing                                                     11,620            15,159
    Decorative Fabrics                                                        7,375            10,319
    Other                                                                        74                62
                                                                      -------------------------------------
                                                                            103,564           107,655
    Less Intersegment Sales                                                   1,300             1,835
                                                                      -------------------------------------
                                                                         $  102,264        $  105,820
                                                                      -------------------------------------

Income (Loss) from Operations
    Denim                                                                $    7,656        $    5,781
    Commission Finishing                                                          8             1,056
    Decorative Fabrics                                                        ( 905 )             516
    Other                                                                     ( 396 )           ( 368 )
    Unallocated Expenses                                                      ( 266 )           ( 356 )
                                                                      -------------------------------------
                                                                              6,097             6,629
    Less Equity in Earnings (Losses) of Unconsolidated Affiliates               981              ( 47 )
                                                                      -------------------------------------
    Income from Operations                                               $    5,116        $    6,676
                                                                      -------------------------------------

                     CONE MILLS CORPORATION AND SUBSIDIARIES
                               EBITDA CALCULATION
                                 (in thousands)

                                                                          Thirteen         Thirteen
                                                                        Weeks Ended       Weeks Ended
                                                                          3/30/03           3/31/02
-----------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)

Income from Operations                                                   $    5,116        $    6,676
Depreciation and Amortization                                                 4,813             5,072
                                                                      -------------------------------------

EBITDA                                                                        9,929            11,748
50% Parras Cone EBITDA (see below)                                            2,557             1,242
                                                                      -------------------------------------

Pro Forma EBITDA                                                         $   12,486        $   12,990
                                                                      -------------------------------------

                              PARRAS CONE de MEXICO
                               EBITDA CALCULATION
                                 (in thousands)

                                                                           Three              Three
                                                                        Months Ended       Months Ended
                                                                          3/31/03           3/31/02
-----------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)       (Unaudited)
Income from Operations                                                   $    3,296        $      705
Depreciation and Amortization                                                 1,818             1,778
                                                                      -------------------------------------

EBITDA                                                                   $    5,114        $    2,483
                                                                      -------------------------------------

Cone's Pro Rata Share - 50%                                              $    2,557        $    1,242
                                                                      -------------------------------------

                                      -end-